UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 ________
                                 FORM 8-K

                              CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d)
                  OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report(Date of earliest event reported) January 11, 2001


                             LANDS' END, INC.
          (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
(State or other           (Commission         (I.R.S. Employer
  jurisdiction            File Number)         Identification
of incorporation)                                  Number)




 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code

                    INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as Exhibit 99 to this report is a news release issued by Lands' End, Inc., announcing its holiday results for the period ended December 22, 2000.












                                SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.
































                                    LANDS' END, INC.


January 24, 2001            By: /s/ STEPHEN A. ORUM
                                    Stephen A. Orum
                                    Executive Vice President &
                                    Chief Financial Officer








                                                               EXHIBIT 99

FOR IMMEDIATE RELEASE

                  LANDS' END REPORTS HOLIDAY RESULTS

DODGEVILLE, WIS. ... January 11, 2001 ... Lands' End, Inc. (LE), today reported that net sales for the eight weeks ended December 22, 2000 totaled $394 million, up 12 percent from sales of $352 million during the same period ended December 24, 1999. In December alone, net sales were up 16 percent over the prior year.
     Net income for the current year eight-week period was $33.9 million, up 1.6 percent from the $33.4 million earned in the holiday period in 1999. Diluted earnings per share for the eight-week period just ended were $1.13, compared with $1.08 in the prior year. Management expects positive earnings for the fourth quarter, compared with the prior year, but anticipates that earnings for the full year will be substantially lower than in the prior year. (See Business Outlook)
     In commenting on the eight-week holiday results, company president and chief executive officer David F. Dyer said, "Sales in this holiday season have been very gratifying. As planned, we added back our post-Thanksgiving catalog and shifted the timing of our fall/winter mailings. As a result, we had solid increases in all of our U.S. businesses, continuing the sales momentum that began earlier in the fall.
     "Because of the strong concentrated demand in some of our most popular items, we have had a significant increase of backorders to fill in the holiday period, which has put pressure on our expense structure in the short term. We also encountered challenges brought on by unprecedented snowstorms in Wisconsin. These factors caused significantly higher expenses in overtime and other operational costs. Going forward, we will analyze these pressures on expenses and develop operational strategies to reduce them and improve our efficiency. But, as always, we will put our commitment to customer service first."
     During the holiday period just ended, sales growth was driven by an increase in page circulation and strong response to merchandise offerings. U.S. catalog demand increased greater than 20 percent, but due to increased backorders and out-of-stocks, resulted in a 15 percent U.S. net sales gain. This year's catalog circulation and prospecting strategies, as well as the changes in the timing of mailings, were extremely successful. They not only produced strong sales, but also generated more than 1.2 million new buyers. Year to date, the company's current-year customer file is up 10 percent.
     Sales on the company's Internet site www.landsend.com were almost 50 percent higher than those in the holiday period of the prior year. In the current fiscal year, e-commerce sales have grown to account for about 16 percent of total net sales. Corporate Sales, the company's business-to-business division, continued its double-digit gains and currently accounts for about 12 percent of total net sales. The international segment's sales were down almost 12 percent, due to the strong dollar versus weak foreign currencies and to weak sales in Japan.
     Gross profit in the eight-week period just ended was $190.7 million, or 48.5 percent of net sales, compared with $169.1 million, or 48.0 percent of net sales in the prior year's corresponding period. This year's increase in gross profit margin was primarily due to improved sourcing.
     At the end of the eight-week period, inventory was up 8 percent to $168 million, and the company is pleased with the quality of its current inventory. This compares to $155 million a year ago and to $243 million two years ago. Liquidations of excess inventory were 5 percent of total net sales in each of the last two holiday periods. The company shipped about 80 percent of items at the time of order placement during the holiday period, compared with 86 percent during the same period last year.
     In the eight-week period just ended, selling, general and administrative expenses rose to $135.1 million, or 34.3 percent of net sales, compared with $115.6 million, or 32.8 percent of net sales, in last year's holiday period. More than half of the increase resulted from planned circulation increases, while an additional 50 basis points was due to higher customer shipping and handling expenses associated with lower first-time fulfillment.
     Net income for the eight-week period just ended includes a foreign currency exchange after-tax loss of $0.8 million, compared with no effect in the prior year two-month period.

47-WEEK RESULTS
     For the first 47 weeks of fiscal 2001, net sales were $1.252 billion, an increase of 2.4 percent from sales of $1.222 billion during the similar period of the prior year. Net income in the 47 weeks just ended was $36.8 million, or $1.20 per share, compared with $53.1 million, or $1.72 per share in the prior year. The prior year includes an addition to net income (after-tax) of $1.1 million, or $0.04 per share, from the reversal of a portion of a prior non-recurring charge. Excluding that effect, net income for the 47-week period ended December 24, 1999 was $52.0 million or $1.68 per share.
BUSINESS OUTLOOK
     In looking forward to the remainder of the quarter, the company has re-instituted its January primary full-price catalog, and will mail its usual end-of-season clearance catalog late in the month. The company continues to expect substantial improvement in sales and earnings for the fourth quarter, as well as somewhat positive sales growth for the full year. The company now expects the improvement in gross profit margin to be slightly less than the 115 basis points previously expected. The company currently expects that diluted earnings per share for the full fiscal year will be significantly down from the prior year's $1.52, rather than flat to somewhat lower as previously estimated.
     Lands' End is a leading direct merchant of traditionally styled, classically inspired clothing offered to customers throughout the world through regular mailings of its monthly and specialty catalogs and the Internet.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Statements in this release that are not historical, including, without limitation, statements regarding our plans, expectations, assumptions, and estimations for fiscal 2001, gross profit margin, and earnings, as well as anticipated sales trends and future development of our business strategy, are considered forward-looking and speak only as of today's date. As such, these statements are subject to a number of risks and uncertainties.
Future results
may be materially different from those expressed or implied by these statements due to a number of factors. Currently, we believe that the principal factors that create uncertainty about our future results are the following: customer response to our merchandise offerings, circulation changes and other initiatives; the mix of our sales between full price and liquidation merchandise; general economic or business conditions, both domestic and foreign; effects of shifting patterns of e-commerce versus catalog purchases; costs associated with printing and mailing catalogs and fulfilling orders; dependence on consumer seasonal buying patterns; and fluctuations in foreign currency exchange rates. Our future results could, of course, be affected by other factors as well. More information about these risks and uncertainties may be found in the company's 10-K filings with the S.E.C.
     The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
WEBCAST ANNOUNCEMENT
     There will be a live, audio webcast of the company's conference call for the general public today at 9:30 CT that will cover the company's performance for the holiday period and its business outlook for the remainder of the year. Register and listen at http://www.videonewswire.com/LANDSEND/110900/. A playback will be available for one week.
     The conference call and webcast consist of copyrighted material that may not be recorded, reproduced, retransmitted, rebroadcast, stored or forwarded without Lands' End's express written permission. Your participation represents your consent to these terms and conditions. The call will be recorded by Lands' End, and your participation on this call also constitutes your consent to having any comments or statements you make appear on a transcript or broadcast of this call.


Contact Charlotte LaComb:  608-935-4835





                    PRELIMINARY AND UNAUDITED

CONSOLIDATED STATEMENTS OF OPERATIONS
Lands' End, Inc. & Subsidiaries
(Amounts in thousands, except per share data)

                           8 weeks   8 weeks   47 weeks   47 weeks
                            ended     ended      ended      ended
                           Dec, 22,  Dec. 24,   Dec. 22,   Dec. 24,
                             2000      1999       2000       1999


Net sales                  $393,607  $352,143  $1,251,588 $1,222,338

  Cost of sales             202,886   183,053     671,369    668,785

Gross profit                190,721   169,090     580,219    553,553
  Selling, general and
   administrative expenses  135,065   115,625     516,474    468,529
  Reversal of
   non-recurring charge           -         -           -     (1,774)
Income from operations       55,656    53,465      63,745     86,798
  Other income (expense):
  Interest expense             (381)     (305)     (1,529)    (1,830)
Interest income               248       135       1,702        190
  Other                      (1,714)     (309)     (5,579)      (882)
  Total other expense        (1,847)     (479)     (5,406)    (2,522)

Income before income taxes   53,809    52,986      58,339     84,276
  Income tax provision       19,910    19,605      21,586     31,182
Net income                 $ 33,899  $ 33,381  $   36,753 $   53,094

Basic earnings per share   $   1.14  $   1.11  $     1.22 $     1.77
Diluted earnings per share $   1.13  $   1.08  $     1.20 $     1.72

Basic weighted average
  shares outstanding         29,828    30,149      30,122      30,079
Diluted weighted average
shares outstanding         30,031    31,036      30,503      30,873














CONSOLIDATED BALANCE SHEETS
Lands' End, Inc. & Subsidiaries
(Amounts in thousands)

                                           Dec. 22,       Dec. 24,
                                             2000           1999

Assets
Current assets:
  Cash and cash equivalents                $119,148      $116,981
Receivables, net                           28,192        28,294
  Inventory                                 167,850       155,226
  Prepaid advertising                        14,470        14,982
  Other prepaid expenses                      9,483         5,916
  Deferred income tax benefits                9,820        16,752
Total current assets                        348,963       338,151

Property, plant and equipment, at cost:
  Land and buildings                        103,607       102,696
  Fixtures and equipment                    201,271       168,435
  Leasehold improvements                      4,453         4,543
  Construction in progress                    2,262             -
Total property, plant and equipment         311,593       275,674
  Less-accumulated depreciation
    and amortization                        130,249       115,528
Property, plant and equipment, net          181,344       160,146
Intangibles, net                                649           983
Total assets                               $530,956      $499,280

Liabilities and shareholders' investment
Current liabilities:
  Lines of credit                          $  7,898      $ 15,402
  Accounts payable                          108,285        87,786
  Reserve for returns                        17,449        12,439
  Accrued liabilities                        52,220        51,099
  Accrued profit sharing                      2,358         2,418
  Income taxes payable                       20,725        21,616
Total current liabilities                   208,935       190,760

Deferred income taxes                         8,740         8,935

Shareholders' investment:
  Common stock, 40,221 shares issued            402           402
  Donated capital                             8,400         8,400
  Additional paid-in capital                 31,541        29,708
  Deferred compensation                        (126)         (252)
  Accumulated other comprehensive income      4,813         1,053
  Retained earnings                         491,183       459,490
  Treasury stock, 11,031 and 10,072
    shares at cost, respectively            (222,932)     (199,216)
Total shareholders' investment               313,281       299,585
Total liabilities and shareholders'
  investment                                $530,956      $499,280